SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        MERCANTILE BANKSHARES CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                       MERCANTILE BANKSHARES CORPORATION

                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Mercantile Bankshares Corporation ("Mercshares") will be held at 10:30 a.m. on April 29, 1998, in the Boardroom of Mercantile-Safe Deposit and Trust Company, Two Hopkins Plaza, Baltimore, Maryland, for the following purposes:

     1. To elect Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified.

     2. To ratify the appointment of Coopers & Lybrand, L.L.P. as independent public accountants to audit the financial statements of Mercshares for 1998.

     3. To transact such other business as may be properly brought before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 20, 1998, will be entitled to receive notice of, and vote at, this meeting.

     These matters are explained more fully in the enclosed Proxy Statement.

EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT AND TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                         ALAN D. YARBRO
                                           GENERAL COUNSEL AND SECRETARY

Dated: March 27, 1998

                       MERCANTILE BANKSHARES CORPORATION

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies by Mercantile Bankshares Corporation ("Mercshares") to be used in voting at the Annual Meeting of Stockholders on April 29, 1998, and at any adjournments thereof.

     Holders of shares of Common Stock of Mercshares ("Common Stock") of record at the close of business on March 20, 1998, will be entitled to vote at the meeting. The Common Stock is entitled to one vote per share. The number of shares of outstanding Common Stock as of January 31, 1998, entitled to vote is 71,884,835 shares. As of that date, to the best of the knowledge of the management of Mercshares, no person owned beneficially more than five percent of the outstanding shares of the Common Stock. All share amounts appearing in this Proxy Statement have been adjusted for a 3-for-2 stock split on June 30, 1997.

     Unless otherwise instructed, it is intended that the shares represented by valid proxies will be voted for the election of the 18 persons named below as nominees to serve as Directors until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified, and for the ratification of the appointment of auditors.

                             ELECTION OF DIRECTORS

     The Bylaws of Mercshares provide that there shall be 18 Directors.

     The Board of Directors of Mercshares meets regularly five times each year and is subject to call for special meetings. The Board met at its five regular meetings and at one special meeting in 1997. The Executive Committee of the Board of Directors held no meetings in 1997. The members of this Committee are indicated in the list of nominees below.

     Generally, the Directors serve until the annual meeting of stockholders next following their election. Officers are elected annually by the Board to serve for such periods of time as the Board determines.

     Mercshares has an Audit Committee and a Compensation Committee which are comprised solely of non-officer Directors and are elected annually by the Board. The members of these Committees are indicated in the list of nominees below. Mercshares has no nominating committee.

     The Audit Committee recommends to the Board the persons or firms to be employed as independent public accountants, consults with the independent public accountants with respect to the scope of their audit, the proposed fee and the reports to be rendered, reviews such audit reports and evaluates the internal audit programs of Mercshares and its affiliates. It is authorized to determine the advisability of engaging the independent public accountants to make and report on special studies, and to examine and consider such other matters as it or the Board deems desirable. The Audit Committee held one meeting in 1997.

     The Compensation Committee performs the functions described in the Report of the Compensation Committee. It held four meetings in 1997.

     It is proposed that the persons listed below be elected Directors of Mercshares, to serve until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified. It is not expected that any of the nominees named herein will be unavailable for election, but if a nominee should be unable to serve, the shares represented by the enclosed proxy may be voted for a substitute nominee to be designated by management. Mercshares owns 100% of the capital stock of Mercantile-Safe Deposit and Trust Company ("Merc-Safe"). As indicated below, all of the nominees are Directors of Merc-Safe. All nominees previously have been elected Directors of Mercshares by the stockholders except Cynthia A. Archer, Mary Junck, and Morton B. Plant, who were elected Directors by the Board on December 9, 1997.

     The names of the nominees, their ages as of April 30, 1998, their principal occupations and business experience for the past five years, the number of shares of Common Stock deemed under certain federal securities laws to be "beneficially owned" by each as of January 31, 1998, and certain other information, are set forth below. In some instances, "beneficial ownership" of shares may be deemed to exist by reason of voting or investment power even though other persons, such as family members or beneficiaries of trusts, have the economic interest in the shares, and in certain instances "beneficial ownership" may be disclaimed by a nominee. In addition, shares subject to certain stock options are deemed to be "beneficially owned" by the optionees.

                NAME                    AGE                                  INFORMATION
                ----                    ---                                  -----------

Cynthia A. Archer                       44    SENIOR VICE PRESIDENT-INTERMODAL SERVICE GROUP, CONRAIL, INC. AND
                                              CONSOLIDATED RAIL CORPORATION. Ms. Archer has occupied this position since
                                              May, 1995. From February, 1994 until April, 1995 she was General Manager,
                                              Harrisburg Operating Division. Prior to that Ms. Archer was Assistant Vice
                                              President, Food and Agriculture Marketing and Sales. She was elected a
                                              Director of Merc-Safe in December, 1997.
                                              Elected a Director of Mercshares: December, 1997
                                              Owns beneficially 550 shares of Common Stock

H. Furlong Baldwin                      66    CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, MERCSHARES,
                                              AND CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, MERC-SAFE. Mr.
                                              Baldwin has been President of Mercshares since September, 1997, Chairman of the Board since 1984, and has been its Chief Executive Officer since
                                              1976. He has been Chairman of the Board and Chief Executive Officer of
                                              Merc-Safe since 1976. Mr. Baldwin is a Director of Baltimore Gas &
                                              Electric Company, GRC International Inc., USF&G Corp, Conrail, Inc. and
                                              Consolidated Rail Corporation. He was elected a Director of Merc-Safe in
                                              1968.
                                              Elected Director of Mercshares: 1970
                                              Member: Executive Committee
                                              Owns beneficially 369,040 shares of Common Stock, including 59,040 shares subject to exercisable options.

Thomas M. Bancroft, Jr.                 68    FORMER CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, THE NEW YORK
                                              RACING ASSOCIATION, INC. He was elected a Director of Merc-Safe in 1974.
                                              Elected Director of Mercshares: 1974
                                              Member: Audit Committee
                                              Owns beneficially 11,250 shares of Common Stock.

Richard O. Berndt (1)                   55    PARTNER, GALLAGHER, EVELIUS & JONES, a law firm engaged in the general practice of law. Mr. Berndt has been a partner in that firm since 1972. He is a Director of Municipal Mortgage and Equity, L.L.C. Mr. Berndt was
                                              elected a Director of Merc-Safe in 1976.
                                              Elected Director of Mercshares: 1978
                                              Member: Executive Committee
                                                      Audit Committee
                                              Owns beneficially 28,772 shares of Common Stock.

                NAME                    AGE                                  INFORMATION
                ----                    ---                                  -----------
James A. Block, M.D.                    57    FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER, JOHNS HOPKINS HEALTH SYSTEM
                                              AND THE JOHNS HOPKINS HOSPITAL. Dr. Block had occupied these positions until September, 1996. He is a Director of MMI Companies, Inc. Dr. Block
                                              was elected a Director of Merc-Safe in 1992.
                                              Elected Director of Mercshares: 1992.
                                              Owns beneficially 1,425 shares of Common Stock.

William R. Brody, M.D.                  54    PRESIDENT, JOHNS HOPKINS UNIVERSITY. Dr. Brody has occupied that position since August, 1996. From September, 1994 through July, 1996, Dr. Brody was
                                              Provost of The University of Minnesota Academic Health Center. From 1987
                                              to August, 1994, he was Martin Donner Professor and Director of Radiology,
                                              Johns Hopkins University. Dr. Brody is a Director of Alza Corp and
                                              Medtronic, Inc. He was elected a Director of Merc-Safe in 1996.
                                              Elected Director of Mercshares: 1996
                                              Owns beneficially 150 shares of Common Stock.

George L. Bunting, Jr.                  57    PRESIDENT AND CHIEF EXECUTIVE OFFICER, BUNTING MANAGEMENT GROUP, a private financial management company. Mr. Bunting has occupied this position since
                                              1991. Mr. Bunting is a Director of Crown Central Petroleum Corporation,
                                              Guilford Pharmaceuticals, Inc., and USF&G Corp. He was elected a Director of Merc-Safe in 1992.
                                              Elected Director of Mercshares: 1992
                                              Owns beneficially 7,443 shares of Common Stock.

Martin L. Grass                         44    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, RITE AID CORPORATION,
                                              retail drug sales. Mr. Grass has occupied this position since March, 1995.
                                              Prior thereto, he was its President and Chief Operating Officer. From 1989
                                              to November, 1995, Mr. Grass was VICE CHAIRMAN OF THE BOARD, SUPER RITE
                                              CORPORATION, a food wholesaler and retailer. Mr. Grass is a Director of
                                              Tessco Technologies, Inc. He was elected a Director of Merc-Safe in 1995.
                                              Elected Director of Mercshares: 1995
                                              Member: Compensation Committee
                                              Owns beneficially 1,500 shares of Common Stock

Freeman A. Hrabowski, III               47    PRESIDENT, UNIVERSITY OF MARYLAND BALTIMORE COUNTY. Dr. Hrabowski has
                                              served in this capacity since September, 1993. He was Acting President from June, 1992 until September, 1993. Dr. Hrabowski is a Director of
                                              Baltimore Gas & Electric Company, McCormick & Company, Inc., and UNC, Inc.
                                              He was elected a Director of Merc-Safe in 1996.
                                              Elected Director of Mercshares: 1996
                                              Owns beneficially 188 shares of Common Stock.

                NAME                    AGE                                  INFORMATION
                ----                    ---                                  -----------
B. Larry Jenkins                        59    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, MONUMENTAL LIFE
                                              INSURANCE COMPANY, a subsidiary of AEGON USA, Inc. Mr. Jenkins has served in this capacity since 1983. He also served as its President from 1983 until August, 1997. Mr. Jenkins was elected a Director of Merc-Safe in
                                              1983.
                                              Elected Director of Mercshares: 1983
                                              Member: Audit Committee
                                              Owns beneficially 7,200 shares of Common Stock.

Mary Junck                              50    PRESIDENT, TIMES MIRROR EASTERN NEWSPAPERS and EXECUTIVE VICE PRESIDENT,
                                              TIMES MIRROR. Ms. Junck has served in these capacities since September,
                                              1997. Prior thereto, she was Publisher and Chief Executive Officer of THE
                                              BALTIMORE SUN. Ms. Junck was elected a Director of Merc-Safe in December,
                                              1997.
                                              Elected a Director of Mercshares: December, 1997
                                              Owns beneficially 1,600 shares of Common Stock.

Robert A. Kinsley                       57    CHAIRMAN AND CHIEF EXECUTIVE OFFICER, KINSLEY CONSTRUCTION, INC. Mr.
                                              Kinsley has served in this capacity since March, 1996. Prior thereto, he was its President. Mr. Kinsley was elected a Director of Merc-Safe in
                                              1996.
                                              Elected Director of Mercshares: 1996
                                              Member: Audit Committee
                                              Owns benefically 4,428 shares of Common Stock.

William J. McCarthy (2)                 67    PRINCIPAL, WILLIAM J. MCCARTHY, P.C., WHICH IS A PARTNER IN VENABLE,
                                              BAETJER AND HOWARD, LLP, a law firm engaged in the general practice of law. Either Mr. McCarthy or his professional corporation has been a member of that firm since 1964. He was elected a Director of Merc-Safe in 1975.
                                              Elected Director of Mercshares: 1975
                                              Member: Executive Committee
                                              Owns beneficially 2,250 shares of Common Stock.

Morris W. Offit                         61    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, OFFITBANK, a private
                                              New York State bank offering integrated investment management services to individuals, corporations, pensions, trusts and not-for-profit institutions. Mr. Offit has served in this capacity since 1990. He is a
                                              Director of Cantell Industries, Inc., and Hasbro, Inc. Mr. Offit was
                                              elected a Director of Merc-Safe in 1984.
                                              Elected Director of Mercshares: 1984
                                              Member: Executive Committee
                                                      Compensation Committee
                                              Owns beneficially 138,600 shares of Common Stock.

                NAME                    AGE                                  INFORMATION
                ----                    ---                                  -----------
Morton B. Plant                         62    CHAIRMAN, KEYWELL CORPORATION, a recycler of stainless steel and high temperature alloy scrap metal. He has occupied that position since 1996.
                                              Prior thereto, Mr. Plant was also Chief Executive Officer. He was elected a Director of Merc-Safe in December, 1997.
                                              Elected Director of Mercshares: December, 1997
                                              Owns beneficially 2,150 shares of Common Stock.

Christian H. Poindexter                 59    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BALTIMORE GAS &
                                              ELECTRIC COMPANY, an investor-owned diversified gas and electric utility.
                                              Mr. Poindexter has occupied that position since 1993. He was elected a
                                              Director of Merc-Safe in 1987.
                                              Elected Director of Mercshares: 1987
                                              Member: Executive Committee
                                                      Compensation Committee
                                              Owns beneficially 1,050 shares of Common Stock.

William C. Richardson                   57    PRESIDENT AND CHIEF EXECUTIVE OFFICER, W.K. KELLOGG FOUNDATION, a private grant-making foundation. Dr. Richardson has served in this capacity since
                                              August, 1995. Prior thereto, he was President of Johns Hopkins University.
                                              Dr. Richardson is a Director of CSX Corporation and the Kellogg Company.
                                              He was elected a Director of Merc-Safe in 1991.
                                              Elected Director of Mercshares: 1991
                                              Owns beneficially 225 shares of Common Stock.

Donald J. Shepard                       51    CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AEGON USA,
                                              INC., a holding company owning insurance and insurance related companies.
                                              Mr. Shepard has been President and Chief Executive Officer since 1989 and became Chairman of the Board in 1992. He is a member of the Executive
                                              Board of AEGON N.V. Mr. Shepard was elected a Director of Merc-Safe in
                                              1992.
                                              Elected Director of Mercshares: 1992
                                              Member: Executive Committee
                                              Owns beneficially 13,500 shares of Common Stock.

---------------
(1) The firm of Gallagher, Evelius & Jones renders legal services to Merc-Safe and certain accounts of which it is a fiduciary, and certain other Mercshares affiliates.

(2) The firm of Venable, Baetjer and Howard, LLP renders legal services to Mercshares, certain of its affiliates and certain accounts of which Merc-Safe is a fiduciary. It also leases its Baltimore office space from an affiliate of Mercshares.

     All of the Directors have attended 75% or more of the total number of meetings of the Board of Directors and Committees of Mercshares on which they served during 1997 except Dr. Block and Mr. Grass.

     No Director, nominee or officer of Mercshares was the "beneficial owner" of as much as 1.0% of the outstanding shares of Common Stock, as of January 31, 1998. On that date, the Directors, nominees and executive officers of Mercshares as a group owned beneficially 996,956 shares or 1.4% of the shares of Common Stock outstanding. As to certain shares, the Directors, nominees and executive officers had no voting or investment power but the shares were included above because of ownership by family members. As to the shares reported above with respect to which the Directors, nominees and executive officers had or shared voting or investment power, they had sole voting and investment power as to 943,566 shares of Common Stock and shared voting and investment power as to 14,924 shares of Common Stock.

     Of the foregoing holdings, the executive officers named in the Summary Compensation Table who are not Directors or nominees for election owned beneficially on January 31, 1998, the following numbers of shares (including shares subject to options exercisable or becoming exercisable within 60 days after January 31, 1998), aggregating less than 1.0% of the outstanding Common
Stock: Mr. Dunn, 201,131 shares including 45,563 shares subject to options; Mr. Mohler, 44,079 shares including 30,375 shares subject to options; Mr. Reid, 32,714 shares including 30,375 shares subject to options; Mr. Wilson, 47,252 shares including 30,375 shares subject to options; and Mr. Steil, 25,733 shares including 23,625 shares subject to options.

     Edward K. Dunn, Jr., who was a Director and executive officer of Mercshares and Merc-Safe since 1988 (serving as President of Mercshares since 1991 and Merc-Safe since 1995), resigned these positions and became Chairman of Mercantile Mortgage Corporation on September 9, 1997. Jay M. Wilson served as Executive Vice President of Mercshares and Merc-Safe from September, 1994 until he resigned these positions on December 31, 1997. The 1997 compensation of Mr. Dunn and Mr. Wilson, and benefit arrangements to which they will be entitled thereafter, are described in the appropriate sections of this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and Directors of Mercshares to report changes in their beneficial ownership of Mercshares Common Stock to the Securities and Exchange Commission. For the year 1997, Mercshares believes that all executive officers and Directors who were required to do so filed the required reports in a timely fashion except that Robert D. Kunisch filed a late report of a July, 1997 purchase of 2,500 shares.

                      REPORT OF THE COMPENSATION COMMITTEE

OVERALL POLICY

     The Board of Directors of Mercshares establishes the overall goals and objectives of Mercshares, and the policies to be followed in pursuing these goals and objectives, including the selection of necessary key management personnel, and the auditing of the performance of those personnel. The major responsibility for assisting in satisfying the compensatory aspect of the overall supervisory duty of the Board rests with the Compensation Committee. The membership of the Compensation Committees (collectively the "Committee") of Mercshares and Merc-Safe, its leading bank affiliate, is identical, composed of independent nonemployee Directors of both institutions who do not participate in any executive compensation plan. All executive officers of Mercshares are officers of Merc-Safe.

     In order to achieve the overall goals and objectives of Mercshares, and recognizing the interest of the stockholders in that achievement, the Committee, over a number of years, has developed and maintained an executive compensation plan based on a philosophy that links executive compensation both to individual and corporate performance, and return to stockholders. This philosophy enables Mercshares to attract and retain highly motivated executive personnel of outstanding ability and initiative, and to create an identity of interests between executives and Mercshares' stockholders. Mercshares' executive compensation plan consists of basic cash compensation, the opportunity for annual incentive compensation based on corporate performance, and continuing stock based compensation, geared to corporate performance.

     The Committee administers the provisions of Mercshares' incentive cash bonus plan and its stock based plan, which are applicable to all affiliates of Mercshares. In addition, the Committee is authorized to make recommendations to the Boards of Mercshares and its affiliates with respect to basic salaries, supplemental pension, deferred compensation, employment and similar agreements affecting their executive officers, and performs such other functions as may be delegated to it by the Boards.

     The Committee takes various factors into consideration when establishing and reviewing executive compensation. There follows an explanation of general principles governing basic cash compensation, annual incentive compensation which is governed by a pre-existing mathematical formula, stock based compensation which currently consists of existing awards, and the factors considered in establishing basic cash compensation for 1997.

BASIC CASH COMPENSATION

     The Committee, in determining basic cash compensation of the executive officers of Mercshares, considers corporate profitability, financial condition, capital adequacy, return on assets and the planned compensation budget for Mercshares. The Committee also considers the performance and compensation levels of other banking institutions as more fully set forth under the caption "1997 Compensation". The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on compensation fair to Mercshares, its stockholders and its executive officers. Under an executive employment agreement, the basic cash compensation of Mr. Baldwin for any year may not be less than basic cash compensation for the prior year. Mr. Dunn had a similar agreement which terminated on September 9, 1997.

ANNUAL INCENTIVE COMPENSATION

     In addition to basic cash compensation, the Committee, in 1981, developed an annual incentive compensation plan, which is based on a pre-established mathematical formula tied directly to corporate performance and profitability.

     Forty-six executives of Mercshares and its affiliates who are considered by the Committee to have responsibilities that directly affect corporate performance and profitability currently participate in the incentive compensation plan. Participants in the plan are chosen annually by the Committee. The plan has both a long-term and a short-term incentive effect because no annual awards are made unless a compounded rate of growth in earnings per share of Mercshares, and/or in net operating income of the affiliate (or unit) employing the participant, in excess of five percent per annum is maintained from the Base Year of the plan. The maximum potential annual award is subject to attaining a 15 percent annual improvement in such earnings per share or net operating income. As provided in the plan, the maximum potential annual award for 1997 is generally 33 percent of a participant's salary (65 percent in the case of Messrs. Baldwin and Dunn, and 50 percent in the case of five other officers). However, because management of Mercshares' affiliates is decentralized, not more than one half of any potential award is based on improvement in Mercshares' earnings per share, and not more than one half is based on improvement in net operating income of the affiliate (or unit) employing the participant. Incentive cash bonuses paid to those executive officers named in the Summary Compensation Table are reflected in the Table under the caption "Bonus."

STOCK BASED COMPENSATION

     The Omnibus Stock Plan, approved by the stockholders in 1990, and 1997 as to certain amendments, is designed to create a common interest between key employees and stockholders on a long-term basis. Its purpose is to encourage participants to maintain and increase their proprietary interests as stockholders in Mercshares and to benefit from the long-term performance of Mercshares.

     The Committee believes that a close linking of stockholder and key employee interests through the grant of stock options is important to the continuing success of Mercshares because stock options have no realizable value unless the price of Mercshares Common Stock increases.

     Accordingly, from March, 1995 through 1997, the Committee granted, under the Omnibus Stock Plan, options for a total of 1,776,225 shares of Common Stock without tandem stock appreciation rights to 316 key employees of Mercshares and its affiliates. The exercise price of the stock options equals the market price of the Common Stock on the date of grant and the options have a ten year life.

     Of the total granted, options for 1,323,750 shares ("performance-based options") were granted to 50 senior officers of Mercshares and its affiliates, including, in 1995, the Chief Executive Officer and the executive officers named in the Summary Compensation Table. Twenty-five percent of these performance-based options may become exercisable on and after each anniversary date of the grant, except that if any such senior officer attains his normal retirement date during that four year period, any options that have not become exercisable and have not been forfeited become exercisable on the anniversary date following the normal retirement date, subject to the satisfaction of the corporate earnings tests described in this paragraph for the year preceding retirement. No options will become exercisable on an anniversary date unless Mercshares' earnings per share have increased at a compounded growth rate of at least five percent over 1994. If this test is met, then a portion (up to one-half) of the options maturing on the anniversary date become exercisable based on a sliding scale to the extent that the percent of increase of earnings per share of Mercshares over the prior year earnings per share is in a range of six to ten percent; if the percent of earnings increase is 10% or more, the entire one-half portion of the options becomes exercisable. The remaining one-half portion may be exercised only if the net operating income of the affiliate employing the participant has increased at a compounded growth rate of at least five percent over 1994. If this test is met, then up to one-half of the options maturing on the anniversary date become exercisable, based on the same sliding scale, with respect to the percent of increase of the net operating income of the affiliate over its prior year's net operating income. To the extent these tests are not met, all or a portion of the performance-based options maturing each year are forfeited and become available for further grants.

     The remaining options for 452,475 shares were granted to 266 key employees of the affiliates of Mercshares. These options are not performance-based options and are fully exercisable as of the date of grant.

1997 COMPENSATION

     The Committee, in determining the 1997 basic cash compensation of the executive officers of Mercshares, considered the factors described in this Report.

     H. Furlong Baldwin is Chairman of the Board and Chief Executive Officer of Mercshares and Merc-Safe and, as such, has the ultimate management responsibility for the strategic direction, performance, operating results and financial condition of Mercshares and its affiliates, and the carrying out of corporate policies and procedures. Since 1970, these duties have also included the primary responsibility for recommending to the Board of Mercshares the acquisition and establishment of additional affiliates. Edward K. Dunn, Jr. served as President of Mercshares and President and Chief Operating Officer of Merc-Safe until September, 1997, when he became Chairman of Mercantile Mortgage Corporation. Hugh W. Mohler serves as Executive Vice President of Mercshares and Merc-Safe, as did Jay M. Wilson until December 31, 1997. J. Marshall Reid became President and Chief Operating Officer of Merc-Safe, and Jack E. Steil became Chairman -- Credit Policy of Merc-Safe, in September, 1997. Previously, Messrs. Reid and Steil were Executive Vice Presidents of Merc-Safe; together with the other executive officers, they participate in policy making activities affecting Mercshares.

     The 1997 basic cash compensation of Messrs. Baldwin, Dunn, Mohler, Reid, Wilson and Steil was set in February, 1997. The Committee was aware that incentive compensation payments to the executive officers of Mercshares would be made in 1997 attributable to 1996 performance under the Annual Incentive Compensation Plan, and the extent to which outstanding performance-based options granted in March, 1995 under the Omnibus Stock Plan would become exercisable in March, 1997.

     The Committee was aware of 1996 earnings of Mercshares. The Committee further reviewed profitability and capital strength ratios (return on assets, net interest margin, efficiency ratio, equity to assets and return on equity) and loan loss performance ratios (period-end non-performing assets to loans and other real estate owned, net charge-offs to average loans and period-end allowance for loan losses to non-performing loans) for the years 1991 through 1995 and the quarter ended September 30, 1996, as compared to comparable information for 23 banking companies with assets from $5 to $10 billion, considered by an independent analyst as Mercshares' peer group. The Committee then compared similar ratios showing profitability, capital adequacy, reserve strength, and asset quality with those of the 50 largest banking institutions in the United States as prepared by that financial analyst. The Committee was aware that, for the second quarter, 1996 (the then most recent quarter for which the following rating was published), Mercshares was rated "superior", compared to eight selected banking institutions in Maryland, Delaware, the District of Columbia and Virginia, based on 39 separate financial ratios that depict financial strength and profitability compiled by IDC Financial Publishing, Inc.

     The Committee then compared the compensation of Mr. Baldwin with an independent study published in 1996 reflecting compensation information for 1995 of the 78 commercial banking institutions participating in the study and with the compensation of executive officers of five banking institutions, based on proxy information covering the years 1993, 1994 and 1995 (the then most currently available), selected as generally comparable to Mercshares in terms of criteria including the nature and quality of operations, or geographic proximity. This latter group included financial institutions having significant income generated by trust and investment activities, high returns on assets, capital significantly in excess of that required by current federal regulations, and located within a 400 mile radius of Baltimore so as to include companies operating in a comparable economic climate. No target was established in the comparison with this group of institutions.

     The Committee concluded that Mercshares' profitability and capital strength ratios continued to be strong, and that loan loss ratios were favorable, both standing alone and in comparison to the 23 banking companies constituting the peer group and the 50 largest banking institutions group, and that Mercshares' performance, overall, was strong. On the basis of all the foregoing factors, and recognizing that Mr. Baldwin's salary had not been increased in 1996, the Committee determined to recommend the increase in his base compensation as reflected in the Summary Compensation Table under the "Salary" caption. The travel allowance for Mr. Baldwin (as disclosed in the Summary Compensation Table), which has been recommended by the Committee and approved by the Boards annually since 1990 as an appropriate corporate expense, was continued. The 1997 base compensation of Messrs. Dunn, Mohler, Reid, Wilson and Steil, as shown in the Summary Compensation Table under the "Salary" caption, was based on the factors described above and evaluation of their performance and responsibilities.

     In December, 1996, the Committee designated Messrs. Baldwin, Dunn, Reid, Mohler, Wilson and Steil as participants for 1997 in the Annual Incentive Compensation Plan. Under the formula requirements of that Plan, based on 1997 earnings per share and net operating income and to the extent that mathematical Plan criteria were met, these individuals earned incentive cash compensation, paid in 1998, which is included under the caption "Bonus" in the Summary Compensation Table for 1997.

     Robert D. Kunisch was a Director and member of the Committee in 1997. He resigned these positions effective December 31, 1997. Martin L. Grass did not become a member of the Committee until April 30, 1997, and therefore did not participate in the determination of 1997 compensation for Mr. Baldwin and the other named executive officers.

     Section 162(m) of the Internal Revenue Code provides for non-deductibility, in certain cases, of compensation paid to an executive in excess of $1 million per year. The only Mercshares executive whose compensation has exceeded that level is Mr. Baldwin. Because various compensation plans have been approved by Mercshares' stockholders and, in Mercshares' opinion, are qualified performance-based plans under Section 162(m), the deductibility of Mr. Baldwin's compensation has not been limited by Section 162(m). Mercshares has not adopted a policy as to whether or under what circumstance it would pay executive compensation which would not be deductible under Section 162(m) and reserves the right to make compensation payments that may not qualify for deduction.

THE COMPENSATION COMMITTEE

Martin L. Grass (since April 30, 1997)           Christian H. Poindexter
Robert D. Kunisch (until December 31, 1997)      Morris W. Offit

                       Calman J. Zamoiski, Jr., Chairman

     The following line graph compares cumulative total stockholder return on Mercshares Common Stock with the Standard & Poor's 500 Index and the Standard & Poor's Banks Composite Index for the period beginning December 31, 1992, through December 31, 1997. The graph assumes $100 invested at the closing price on December 31, 1992, and the reinvestment of all dividends. With reference to the Report of the Compensation Committee, 28 of the 50 largest banking institutions whose performance ratios were reviewed, two of the five institutions considered for compensation purposes and 17 of the 78 institutions participating in the compensation study are included in the S & P Banks Composite Index. None of the 23 institutions considered as peer institutions of Mercshares whose performance ratios were reviewed is so included. The S & P Banks Composite Index consisted, as of December 31, 1997, of eight "Money Center Banks", and 22 "Major Regional Banks", each of which is substantially larger than Mercshares.


                               PERFORMANCE GRAPH

Value of $100 Invested


                  [GRAPH APPEARS HERE--SEE PLOT POINTS BELOW]


                                                    1992       1993       1994       1995       1996       1997
                                                   -------    -------    -------    -------    -------    -------
Mercshares......................................   $100.00    $ 89.84    $ 95.67    $140.63    $167.22    $314.68
S&P Banks Composite Index.......................    100.00     111.02     105.44     168.06     238.10     344.01
S&P 500.........................................    100.00     110.09     111.59     153.49     188.71     251.71

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Merc-Safe has banking and other relationships, in the ordinary course of business, with a number of its Directors and companies associated with them, including extensions of credit to Mr. Kunisch, to Messrs. Grass and Zamoiski and companies associated with them, and to companies associated with Mr. Poindexter. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than the normal risk of collectibility or present other unfavorable features. Mr. Baldwin is a director of Baltimore Gas & Electric Company of which Mr. Poindexter is an executive officer, and OFFITBANK, of which Mr. Offit is an executive officer.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth certain summary compensation information as to the Chief Executive Officer and the other five most highly compensated executive officers, based on total annual salary and bonus in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                                                      ---------------
                                                                                          AWARDS
                                                      ANNUAL COMPENSATION             ---------------
                                             --------------------------------------     SECURITIES
     NAME AND                                                        OTHER ANNUAL       UNDERLYING          ALL OTHER
PRINCIPAL POSITION                    YEAR   SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS/SARS#    COMPENSATION($)(1)
------------------                    -----  ---------   --------   ---------------   ---------------   ------------------
H. Furlong Baldwin..................   1997   878,500    414,400         96,900(2)        --                   57,700
  Chairman of the Board,               1996   750,000    219,400         76,000(2)        --                   54,700
  President (since September,          1995   747,300    487,500         63,000(2)        120,000              44,800
  1997) and Chief Executive Officer
Edward K. Dunn, Jr..................   1997   566,000    268,100        --                --                  114,800
  President (until September,          1996   400,000     90,000        --                --                  102,400
  1997), Chairman of                   1995   398,700    200,000        --                 67,500              78,800
  Mercantile Mortgage Corporation
Hugh W. Mohler......................   1997   292,400    105,700        --                --                   56,500
  Executive Vice President             1996   267,800     60,400        --                --                   59,900
                                       1995   250,000    125,000        --                 45,000              46,800
J. Marshall Reid (3)................   1997   284,200    116,900        --                --                   27,400
  President of Merc-Safe (since
  September, 1997)
Jay M. Wilson.......................   1997   279,700    101,200        --                --                   27,500
  Executive Vice President             1996   250,000     50,000        --                --                   29,200
                                       1995   250,000     82,500        --                 45,000              14,200
Jack E. Steil (3)...................   1997   243,000     99,900        --                --                   34,300
  Chairman -- Credit Policy of
  Merc-Safe (since September, 1997)

---------------
(1) Represents cost of group-term life insurance deemed to be employee income under the Internal Revenue Code and contributions made on behalf of the executive officer by Merc-Safe to the Mercshares Thrift Plan and to supplemental thrift and cash balance pension plan arrangements and, as to Mr. Mohler, fees for services as a director of an affiliate bank as follows:

                                                                                           SUPPLEMENTAL
                                                  YEAR    LIFE INSURANCE    THRIFT PLAN       PLANS         FEES     TOTAL
                                                  -----   --------------    -----------    ------------    ------   --------
Mr. Baldwin....................................    1997      $ 11,000         $ 4,800        $ 41,900        --     $ 57,700
                                                   1996         6,300           4,500          43,900        --       54,700
                                                   1995         6,300           4,500          34,000        --       44,800
Mr. Dunn.......................................    1997         6,000           9,600          99,200        --      114,800
                                                   1996         4,900           7,500          90,000        --      102,400
                                                   1995         4,100           7,500          67,200        --       78,800
Mr. Mohler.....................................    1997         2,600           9,600          44,300        --       56,500
                                                   1996         2,600           7,500          49,800        --       59,900
                                                   1995         1,800           7,500          29,000       8,500     46,800
Mr. Reid.......................................    1997         1,200           9,600          16,600        --       27,400
Mr. Wilson.....................................    1997           900           9,600          17,700        --       27,500
                                                   1996           700           7,500          21,000        --       29,200
                                                   1995           700           3,500          10,000        --       14,200
Mr. Steil......................................    1997         2,300           9,600          22,400        --       34,300

---------------
(2) Of these amounts, $88,200 in 1997, $69,500 in 1996, and $57,500 in 1995
    represent travel expenses incurred by Mr. Baldwin.

(3) No information is presented for 1996 and 1995 because Messrs. Reid and Steil did not become executive officers of Mercshares until 1997.

AGGREGATE OPTIONS TABLE

     The following table sets forth certain information, on an aggregate basis, concerning the exercise of stock options during 1997 by executive officers named in the Summary Compensation Table and the December 31, 1997, value of unexercised stock options. No stock appreciation rights were outstanding in 1997.

                      AGGREGATED OPTION EXERCISES IN LAST
                    FISCAL YEAR AND FY -- END OPTION VALUES

                                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                   VALUE       OPTIONS AT FY-END (#)(2)          AT FY-END ($S)(1)(2)
                               SHARES ACQUIRED    REALIZED   ----------------------------    ----------------------------
NAME                           ON EXERCISE (#)    ($S)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------   ---------------    --------   -----------    -------------    -----------    -------------
Mr. Baldwin.................        17,355         200,899      59,040              --         1,448,960            --
Mr. Dunn....................            --              --      28,688          33,750           732,749       828,293
Mr. Mohler..................            --              --      19,125          22,500           469,366       552,195
Mr. Reid....................            --              --      19,125          22,500           469,366       552,195
Mr. Wilson..................            --              --      19,125          11,250           469,366       276,098
Mr. Steil...................         1,688          19,555      14,250          18,750           349,724       460,163

---------------
(1) Share values included in the table represent the fair market value of the shares at the exercise date for exercised options, or at December 31, 1997, for unexercised options, less the exercise price of the options. The closing price of the Common Stock on December 31, 1997 was $39.125 per share.

(2) As explained in the Report of the Compensation Committee, and except for Mr. Baldwin, these options become exercisable in four equal annual installments following March, 1995, but only if and to the extent that certain annual corporate earnings tests are met. For 1995, the tests were met and 25% of the options became exercisable in March, 1996. Under the Omnibus Stock Plan, because Mr. Baldwin attained age 65 in January, 1997, his additional options for 90,000 shares became eligible for exercise in March, 1997, but only to the extent the tests were met for 1996. After application of the tests, options for 63,000 shares held by Mr. Baldwin became exercisable in March, 1997 and his remaining options for 27,000 shares were forfeited. With respect to the other named executive officers, an additional 17.5% of the options became exercisable in March, 1997 and an additional 25% of the options became exercisable in March, 1998. Following Mr. Wilson's resignation on December 31, 1997, he will be permitted to retain the options for 19,125 shares which were exercisable on that date, plus options for the 11,250 shares becoming exercisable in March, 1998, but he will forfeit options for 11,250 shares which could have become exercisable in March, 1999.

RETIREMENT AGREEMENTS AND PLANS

           DEFERRED COMPENSATION AND SUPPLEMENTAL PENSION AGREEMENTS

     Mr. Baldwin has an arrangement with Merc-Safe pursuant to which his rate of salary was reduced. In exchange, Merc-Safe from time to time invests, in life insurance and annuity policies, amounts equal to the salary reduction amounts and a portion of the cumulative cash surrender values of those policies. These investments serve as a funding source for the benefits described below. Alternate provisions have been made for events such as termination, resignation, death or disability prior to retirement, but, assuming retirement, annual payments for a minimum of fifteen years or until death (if later) would approximate $168,000 to Mr. Baldwin. The salaries for 1997 and prior periods reported under the caption "Salary" in the Summary Compensation Table are the full salaries before the deferred compensation reductions.

     Mr. Baldwin also participates in supplemental pension and thrift plan arrangements whereby he is eligible to receive (1) benefits in the amounts he would have received had his compensation not been reduced from current levels, and (2) amounts to which he would have been entitled under the Mercshares cash balance pension plan and thrift plan but for the maximum salary, benefit and contribution limitations on defined benefit and contribution plans under the Internal Revenue Code. Mercshares has entered into a Supplemental Pension Agreement with Mr. Dunn, pursuant to which, assuming retirement at age 65, Mr. Dunn will receive $6,750 per month (increased from $5,000 per month by agreement effective September 9, 1997) in addition to any pension received under the Mercshares cash balance pension plan. Alternate provisions are made for events such as termination, resignation, death or disability prior to retirement at age
65. At the time of Mr. Mohler's first employment with a Mercshares' affiliate, a Supplemental Pension Agreement was entered into with him pursuant to which he was granted credit for years of service for time worked for his prior employer.

                           CASH BALANCE PENSION PLAN

     Mercshares is sponsor of an employees' cash balance pension plan which a majority of its affiliates have adopted. Each plan participant who was employed on January 1, 1991 (including those individuals named below except for Mr. Reid) was credited under the cash balance pension plan with a frozen accrued benefit representing the benefit he had earned under the plan, determined as of December 31, 1990, and based generally on past service and career average annual compensation. For service on and after January 1, 1991, the cash balance pension plan is designed to maintain separate participant accounts for each eligible employee. These cash balance accounts are credited with annual contribution allocations equal to various percentages of compensation based on years of credited service and age. Interest allocations, tied to a Treasury Bill rate, are also credited annually to these cash balance accounts. Plan benefits paid at retirement to those individuals named below, all of whom, except Mr. Reid, were employed on December 31, 1990, will be paid in annuity form and will consist of the sum of their frozen accrued benefits and their cash balance accounts. The plan does not determine benefits primarily by final average compensation. In March, 1998, the plan was amended to provide all participants as of January 1, 1998, with an additional accrued benefit at retirement.

     Estimated annual pension benefits shown below are presented as straight life annuities, even though retirees may elect to receive a form of benefit other than a straight life annuity. The benefits are based on base salary and bonus for 1997. For future years, it is estimated that the executive officers' salaries will increase through their dates of retirement at the plan's internal salary increase assumption and that their bonuses will continue at the same amount through their dates of retirement. Actual salary increases may differ from the plan's internal salary increase assumption and actual bonuses may differ significantly from the 1997 bonuses; and in some years it is possible, based on the formula in the Annual Incentive Compensation Plan, that no bonuses will be earned. Accordingly, the actual pension benefits at retirement may differ significantly from the amounts stated below.

     At the plan's normal retirement age of 65, the individuals named below would have the following years of service and estimated annual pension benefits:
Mr. Dunn, 12 years and $217,000; Mr. Mohler 42 years and $360,000; Mr. Reid 18 years and $122,000; and Mr. Steil 42 years and $262,000. If Mr. Baldwin were to retire at age 68, he would have 43 years of service and estimated annual pension benefits of $840,000, in addition to the deferred compensation benefit described above. These amounts are the total of estimated payments from the plan and under the supplemental pension arrangements described above and, with respect to Messrs. Dunn, Mohler, Reid and Steil, under the following section entitled "Supplemental Cash Balance Pension Plan". Mr. Wilson has no vested benefits under the plan.

     All other officers of Mercshares participate in the cash balance pension plan. Directors who are not also officers of Mercshares or an affiliate do not participate in the cash balance pension plan.

                     SUPPLEMENTAL CASH BALANCE PENSION PLAN

     Mercshares is sponsor of an unfunded, nonqualified, supplemental cash balance pension plan. All employees of Mercshares and its affiliates having compensation for a calendar year in excess of $160,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except for Mr. Baldwin. Messrs. Dunn, Mohler, Reid and Steil, as well as 36 other employees of Mercshares and its affiliates, participate in the plan. At the end of a calendar year, the account of each participant is credited with an amount equal to the difference between the amount with which the participant's account under the cash balance pension plan would have been credited but for the compensation limitation imposed by the Internal Revenue Code and the amount actually credited to the participant's account under the cash balance pension plan. In addition, if a participant's benefit under the cash balance pension plan is limited by Section 415 of the Internal Revenue Code and is not already provided for under this plan, an amount equal to the shortfall will be added to the participant's account. At the end of a calendar year (but prior to the above credit), each participant's account is credited with interest equal to the average value of interest rates on 52 week U. S. Treasury Bills, determined pursuant to a fixed formula, but no less than four percent nor more than 12 percent, until the participant's account is fully distributed. For 1997, Mr. Dunn's account was credited with $84,300, Mr. Mohler's with $38,600, Mr. Reid's with $11,600, Mr. Wilson's with $11,900, and Mr. Steil's with $19,200. These amounts are included under the caption "All Other Compensation" in the Summary Compensation Table. Generally, an account is distributed after the participant's termination of employment or death, either in a single-sum payment, or in equal annual installments over a period not to exceed ten years. Following Mr. Wilson's resignation, he has been paid his vested benefit of $33,100 under the plan.

                                  THRIFT PLAN

     Mercshares is sponsor of a thrift plan, of the type described in Section 401(k) of the Internal Revenue Code, which a majority of its affiliates have adopted for the benefit of all eligible employees. The plan provides that corporate contributions, based on a percentage of an employee's salary, are paid to the employee's thrift plan account. Additionally, employees may elect to defer up to 15% of their salaries by redirecting the deferred amount to their thrift plan accounts, in which case their employers match a portion of the amount deferred. The corporate contributions for 1997 are included under the caption "All Other Compensation" in the Summary Compensation Table. Messrs. Dunn, Mohler, Reid, Wilson and Steil elected to defer a percentage of their salaries during 1997. The amounts so deferred are included under the caption "Salary" and the matching contributions are included under the caption "All Other Compensation" in the Summary Compensation Table. Following his resignation, Mr. Wilson is entitled to receive an amount from the plan representing his own elective contribution to it. At December 31, 1997, this amount was $27,400.

                            SUPPLEMENTAL THRIFT PLAN

     Mercshares is sponsor of an unfunded, nonqualified supplemental thrift plan. All vice presidents and above who participate in the thrift plan, who have compensation for a calendar year in excess of $160,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except for Mr. Baldwin. Messrs. Dunn, Mohler, Reid and Steil, as well as 36 other participants in the thrift plan, participate in this plan. At the end of a calendar year, the account of each participant is credited with an amount equal to 3% of the portion of the participant's compensation for that calendar year that exceeds the above limit. At the end of a calendar year (but prior to the above credit), each participant's account is credited with interest at the per annum rate of five percent except that interest is pro-rated for accounts that terminate in midyear. For 1997, Mr. Dunn's account was credited with $14,900, Mr. Mohler's with $5,800, Mr. Reid's with $5,000, Mr. Wilson's with $5,100 and Mr. Steil's with $3,200. These amounts are included under the caption "All Other Compensation" in the Summary Compensation Table. Generally, an account is distributed in a lump sum payment after a participant's termination of employment or death. Following his resignation, Mr. Wilson has been paid his vested benefit of $14,100 under the plan.

MEDICAL REIMBURSEMENT PLAN

     Mercshares is sponsor of a medical reimbursement plan, of the type described in Section 105 of the Internal Revenue Code, which a majority of its affiliates have adopted for the benefit of all eligible employees. Messrs. Baldwin, Mohler, Wilson and Steil participated in the plan in 1997. The plan provides that employees may reduce their salaries on a pre-tax basis, in amounts determined in advance by them, and direct those amounts to a medical reimbursement account (MRA). Funds in the MRA then become available to reimburse the employee for certain uninsured medical expenses. Any balance left in an employee's MRA at year end reverts to his employer. Amounts directed to the MRA for Messrs. Baldwin, Mohler, Wilson and Steil are included under the caption "Salary" in the Summary Compensation Table.

OTHER ARRANGEMENTS

                             EMPLOYMENT AGREEMENTS

     Mercshares and Merc-Safe have entered into an employment agreement with Mr. Baldwin, pursuant to which Mr. Baldwin serves in his executive positions. His base salary for 1997 is disclosed in the Summary Compensation Table. The agreement provides that base salary will not be less in any year than in the preceding year. Mr. Baldwin's agreement continues until February 1, 1999, and may be extended by Mercshares and Merc-Safe until February 1, 2000.

     Mr. Dunn's Executive Employment Agreement, which was similar to that of Mr. Baldwin, was terminated by mutual agreement effective September 9, 1997. Pursuant to a new agreement, Mr. Dunn will serve as Chairman of the Board of Mercshares' mortgage banking affiliate, Mercantile Mortgage Corporation, until his normal retirement date on June 1, 2000. Commencing January 1, 1998, his annual salary is $160,000. He will also be eligible for the stock options described in the Aggregate Options Table and for the pension and other benefits described above under "Deferred Compensation and Supplemental Pension Agreements", "Thrift Plan", and "Cash Balance Pension Plan".

                    CHANGE OF CONTROL TERMINATION AGREEMENTS

     Mercshares has entered into Change of Control Termination Agreements with two executive officers of Mercshares, Mr. Baldwin and Mercshares' General Counsel. In the event that during the effective period of the agreement, following a "change of control" of Mercshares, the officer is terminated (prior to his retirement date) within three years of a change of control without "cause" or if the officer resigns for "good reason", then such officer is entitled to receive certain cash payments from Mercshares. Payments which may be made under the agreements are limited to the maximum amount (when combined with amounts otherwise payable upon termination) which is deductible by Mercshares under Section 280G of the Internal Revenue Code. Generally, the maximum amount deductible is three times average base annual compensation (including salary, bonus, fringe benefits and deferred compensation) over five years. Mr. Baldwin's Agreement continues until February 1, 1999, and may be extended by Mercshares until February 1, 2000. For the purposes of the agreements, a "change of control" means any of the following occurrences: (a) a person or group becomes the beneficial owner of at least 20% of the Mercshares Common Stock; (b) there occur certain specified changes in the composition of the Mercshares Board of Directors; (c) Mercshares' stockholders approve a reorganization, merger, consolidation or statutory share exchange of Mercshares unless after such transaction, holders of the previously outstanding Mercshares Common Stock own more than 50% of the combined voting power of the surviving entity, or (d) a liquidation or dissolution of Mercshares or sale of all or substantially all of the assets of Mercshares. For purposes of these Agreements, termination by Mercshares for "cause" means termination upon (i) an act of personal dishonesty taken by the officer intended to result in substantial personal enrichment of the officer at the expense of Mercshares, (ii) the officer's willful, deliberate and continued failure to perform substantially his duties, which is not remedied after receipt of written notice, or (iii) conviction of a felony. "Good reason" includes the assignment to the officer of any duties inconsistent with his status and position as they exist immediately prior to the change of control, a substantial failure by Mercshares to comply with its obligations to the officer under its employment arrangement with such officer, relocation of the officer's place of employment outside of the Mercshares principal office located in the City of Baltimore, a purported termination of the officer not otherwise permitted under his employment arrangement with Mercshares or the failure of any successor to Mercshares to assume expressly the obligations of the agreement. Mr. Dunn was a party to a similar agreement which was terminated on September 9, 1997.

                                 DIRECTOR FEES

     Directors of Mercshares, who are not also officers of Mercshares or its affiliates, are paid a retainer at the annual rate of $15,500 in addition to fees of $750 for each Board meeting and $500 for each Committee meeting attended. The annual retainer is paid each December. All or a portion of the annual retainer may be paid in the form of Mercshares Common Stock, valued at the time the retainer is payable. In 1997, two Directors received an aggregate of 393 shares of Common Stock in lieu of cash retainer fees. Directors who are also officers of Mercshares or its affiliates receive no retainer or compensation for attendance at Board or Committee meetings of Mercshares.

     Mercshares is sponsor of a Directors Deferred Compensation Plan which gives Directors of Mercshares and participating affiliates, who are not also officers of Mercshares or its affiliates, the option to defer the retainer and other fees. In March, 1996, Mercshares amended and restated the Directors Deferred Compensation Plan. Prior to the amendment, deferred amounts were invested by MercSafe, as agent, in various securities. Under the amendment and restatement, at the close of each calendar quarter the sum of cash deferred in that quarter by a Director is converted to units by dividing such sum by the closing market price of Mercshares stock and the units are cumulatively credited to the Director's account. At the close of each calendar quarter, the sum of the dividends attributable to the Director's account at the beginning of the quarter is similarly converted to additional units and cumulatively credited. When a participating Director ceases to serve as a Director, a cash sum is computed by multiplying the number of units in his account by the closing market price of Mercshares stock at a time specified in the Plan. This sum is paid in cash to the Director (or a designated beneficiary) over the period of years (one to ten) specified by the Director. Any unpaid balance is credited with interest at five percent. Any Director having a deferred account at the time of the amendment and restatement could elect to have such account converted to units as described above. Failing such election, interest at five percent will be paid on the sum until fully paid out in accordance with the Director's existing deferral agreement.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     Certain affiliated banks have had, and expect to have in the future, banking and trust transactions in the ordinary course of business with many of the Directors and officers of Mercshares, and certain of their associates and immediate family members, on substantially the same terms, including interest rates and collateral on loans, and commissions on fiduciary business, as those prevailing at the time for comparable transactions with others. Loans to such persons were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Coopers & Lybrand, L.L.P., certified public accountants, as the principal auditors for Mercshares for 1998. The stockholders are asked to ratify that appointment.

     A representative of Coopers & Lybrand, L.L.P. is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and will respond to appropriate questions from stockholders.

     If the stockholders do not ratify the appointment of Coopers & Lybrand, L.L.P., other independent certified public accountants will be selected by the Board upon recommendation of the Audit Committee.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Coopers & Lybrand, L.L.P. as independent certified public accountants to audit the financial statements of Mercshares for 1998.

                         REPORT OF AMENDMENTS TO BYLAWS

     Article Xll of the Bylaws provides that the Bylaws may be added to, altered, amended, repealed or suspended by a majority vote of the entire Board of Directors at any regular meeting of the Board or at any special meeting called for that purpose. Article XII further provides that any action of the Board of Directors in adding to, altering, amending, repealing, or suspending the Bylaws must be reported to the stockholders at the next annual meeting and may be changed or rescinded by holders of the stock then outstanding and entitled to vote, by a majority vote of all the stock then outstanding and entitled to vote.

     Since the last Annual Meeting of Stockholders, the Board of Directors amended the Bylaws, the net effect of which fixed the number of Directors to be elected at 18.

     In addition, the Board of Directors has amended the Bylaws to change the notification requirements applicable to stockholders who wish to bring business before a meeting of stockholders. The amendment does not alter the notice requirements applicable to the April, 1998 Annual Meeting, which are set forth hereafter under the caption "Voting Information". The change, which is intended to facilitate the orderly administration of meetings of stockholders, will apply to meetings of stockholders held after the April, 1998 Annual Meeting.

     Prior to the amendment, the Bylaws have required that stockholder notice of business to be brought before a meeting be given to Mercshares not less than 20 days nor more than 30 days prior to the meeting. Under the amended Bylaws, any stockholder proposing to bring business before the meeting (including any nomination for election of a Director) must give prior written notice thereof to, and such notice must be received by, the Secretary of Mercshares, at the principal executive offices of Mercshares (currently Two Hopkins Plaza, Baltimore, Maryland 21201), no earlier than 90 days (or, with respect to notice of a proposal for inclusion in the Mercshares proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the earlier date such proposal is received pursuant to Rule 14a-8) and no later than 60 days prior to the date of the meeting. If less than 70 days' prior public disclosure of the meeting date is made by Mercshares, any notice of business by a stockholder must be received by the Secretary on or before the 10th day following the date of such public disclosure. If the action proposed by a stockholder is to change or rescind action by the Board of Directors to add to, alter, amend, repeal or suspend the Bylaws under Article XII, the notice of business by the stockholder must be received by the Secretary no earlier than the time prescribed above for stockholder notices and not after the later of the 10th day following public disclosure by Mercshares of the action of the Board of Directors or the 60th day prior to the meeting date. Public disclosure of a meeting date or action by Mercshares may be made by any general mailing to stockholders of record, by any filing with the Securities and Exchange Commission, or by public announcement or by other means reasonably calculated to constitute public disclosure. The Bylaw amendment does not change the required content of a stockholder's notice of proposed nominations or other business, which is described hereafter under the caption "Voting Information."

     The practical effect of Article Xll of the Bylaws is to vest in the Directors the power to amend the Bylaws, subject to the right of the stockholders upon their own initiative to change or rescind the action of the Board after receipt of notice. Accordingly, the provisions of the amended Bylaws are summarized above to provide such notice. No action is required by the stockholders unless a motion is made at the meeting to change or rescind the action of the Board. In order to present such a motion at the meeting, a stockholder must comply with the advance notification requirements set forth below under "Voting Information". If such motion were made, it may be expected that the holders of the proxies solicited hereby would vote to sustain the action of the Directors.

                               VOTING INFORMATION

     The election of Directors requires a plurality of votes cast at the meeting.

     The ratification of the appointment of Coopers & Lybrand, L.L.P. as the independent certified public accountants requires the affirmative vote of a majority of the votes cast at the meeting.

     The following principles of Maryland law apply to the voting of shares of Common Stock at the meeting. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of Common Stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote "for" or "against" and will be disregarded in calculating the votes cast as to such matter. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

     The Bylaws of Mercshares provide that no business shall be conducted at a special meeting of stockholders except that stated in the notice of meeting and that any stockholder proposing to bring business, including any nomination for election of a Director, before a meeting of stockholders must give prior written notice thereof. The notice requirements apply to any annual meeting and to any special meeting as to which the notice of meeting provides for the election of Directors. The notice must be given to and received by the Secretary of Mercshares (at the address set forth in the notice of meeting accompanying this proxy statement) not less than 20 days nor more than 30 days prior to the meeting (or, with respect to notice of a proposal required to be included in the Mercshares proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the earlier date such proposal was received.) If less than 30 days' notice or prior disclosure of the date of meeting is given, the stockholder notice must be received by the Secretary within 10 days following notice or publication of the date of the meeting.

     Public disclosure of the date of the 1998 Annual Meeting was given on February 10, 1998, in the Quarterly Report to stockholders for the period ended December 31, 1997. There were no proposals submitted for inclusion in the Mercshares proxy materials for the Annual Meeting. Accordingly, any stockholder notice of proposed business at the Annual Meeting must be received by the Secretary no earlier than March 30, 1998, and no later than April 9, 1998. Each notice must provide the name and address of the stockholder and the class and number of shares of Common Stock of Mercshares which are beneficially owned by the stockholder. For matters other than proposals to nominate any person for election as a Director, the notice must include a brief description of the business desired to be brought before the meeting and any material interest of the stockholder in such business. With respect to any stockholder proposal to nominate any person for election as a Director, the notice must include (i) the name, age, business address and residence address of the nominee, (ii) the nominee's principal occupation or employment, (iii) the class and number of shares of Common Stock of Mercshares which are beneficially owned by the nominee, and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy regulations under the Securities Exchange Act of 1934.

                          ANNUAL REPORT OF MERCSHARES

     Copies of the Annual Report of Mercshares, for the year ended December 31, 1997, were mailed on or about March 27, 1998, to those persons who were record holders of stock of Mercshares on March 20, 1998, the record date referred to above.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposals of stockholders to be presented for inclusion in Mercshares proxy materials for the 1999 Annual Meeting of Stockholders must be received by the Secretary of Mercshares at Two Hopkins Plaza, Baltimore, Maryland 21201 on or before November 28, 1998. Such proposals are subject to and must be made in accordance with the proxy regulations under the Securities Exchange Act of 1934.

                                 OTHER MATTERS

     Management knows of no other matters which will be presented at the Annual Meeting. However, if other matters are presented, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment in the interest of Mercshares.

     Mercshares will bear the cost of solicitation of proxies and may reimburse persons holding stock in their names, or in the names of their nominees, or otherwise, for reasonable expenses incurred in sending proxies and proxy soliciting materials to their principals. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, or by telephone, or telegram, by the officers and employees of Mercshares, without additional compensation to them.

     Mercshares has retained the firm of Hill and Knowlton to assist in the solicitation activities referred to above for a fee of $5,500 plus expenses.

     ANY STOCKHOLDER EXECUTING THE ENCLOSED PROXY MAY REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS EXERCISED.

                                         ALAN D. YARBRO
                                            GENERAL COUNSEL AND SECRETARY

March 27, 1998

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.   Election of Directors

FOR all nominees
listed below          [ ]

WITHHOLD authority to vote
for all nominees listed below     [ ]

*EXCEPTIONS     [ ]

Nominees: C. Archer, H. Baldwin, T. Bancroft, R. Berndt, J. Block, W. Brody, G. Bunting, M. Grass, F. Hrabowski, B. Jenkins, M. Junck, R. Kinsley, W. McCarthy,
M. Offit, M. Plant, C. Poindexter, W. Richardson, D. Shepard

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

2. Ratification of appointment of Coopers & Lybrand, L.L.P. as the independent certified public accountants for Mercshares.

              FOR  [ ]    AGAINST  [ ]     ABSTAIN  [ ]

3.   Upon such other matters as may properly come before the meeting.

Address Change
and/or Comments   [ ]

Signature(s) should follow exactly the name(s) on the stock certificate. All co-owners should sign. Executors and Administrators may sign as such. Attorneys-in-fact should sign both names. Witness the hand and seal of the undersigned.

Dated:____________, 1998

Signature ______________________________

Votes MUST be indicated
(x) in Black or Blue ink.

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

MERCANTILE BANKSHARES CORPORATION
P R O X Y

This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints H. Furlong Baldwin and Alan D. Yarbro, and each of them, the proxies of the undersigned, with several powers of substitution, to act and vote at the Annual Meeting of Stockholders of Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201 to be held on Wednesday, April 29, 1998, at 10:30 a.m., and at any and all adjournments thereof.

The shares represented by this Proxy will be voted as directed or, if directions are not indicated, will be voted for the election of Directors, and for ratification of the appointment of auditors. If a Director nominee is unable to serve, the within Proxy may be voted for a substitute nominee.

Receipt of notice of the meeting and Proxy Statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this Proxy. The undersigned hereby revokes all proxies heretofore given for said meeting and any adjournment thereof. (Continued, and to be signed and dated, on reverse side.)

MERCANTILE BANKSHARES CORPORATION
P.O. BOX 11023
NEW YORK, N.Y. 10203-0023

                       MERCANTILE BANKSHARES CORPORATION
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201

To The Stockholders:

AN IMPORTANT REMINDER . . .

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation will be held on April 29, 1998.

Your shares are held in the name of a bank or nominee. Unless we receive a proxy card, your shares will not be voted at this meeting.

If your proxy is in the mail, thank you for responding. If not, would you please take the time NOW to sign, date and mail your proxy in the enclosed postage-paid envelope.

                            YOUR VOTE IS IMPORTANT!
                            PLEASE ACT IMMEDIATELY!

                       MERCANTILE BANKSHARES CORPORATION
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201

To The Stockholders:

AN IMPORTANT REMINDER . . .

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation will be held on April 29, 1998.

Unless you return a proxy card, or attend the meeting and vote in person, your shares will not be voted at this meeting. If your proxy is in the mail, thank you for responding. If not, would you please take the time now to complete and mail the enclosed duplicate proxy card. A postage-paid envelope has been provided for your convenience.

                            YOUR VOTE IS IMPORTANT!
                            PLEASE ACT IMMEDIATELY!